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                                                                       EXHIBIT 5

                        STOCK PURCHASE AND SALE AGREEMENT

     THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is executed as of March 1, 2001, by and between Samstock/SIT, L.L.C., a Delaware limited liability company ("Purchaser"), Sheli Z. Rosenberg ("SZR") and Rod F. Dammeyer ("RFD") (SZR and RFD, individually "Seller", or collectively, "Sellers"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Limited Liability Company Agreement dated as of November 19, 1999, for EGI-DM Investments, L.L.C., a Delaware limited liability company (the "Company").

     WHEREAS, SZR and RFD each own 25.5% (or collectively, 51%) of the total of all Percentage Interests in the Company held by all Company Members;

     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desires to sell to Purchaser, their entire Membership Interests in the Company, including without limitation, their entire Percentage Interest (the "Seller Interests");

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Sale and Purchase of Seller Interests. Each of the Sellers hereby sells, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases from each Seller, the Seller Interests held by such Seller, free and clear of all liens, claims and other encumbrances other than those created by Purchaser or those existing by virtue of law, including without limitation, the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities law (collectively, "Liens").

     2. Purchase Price. In consideration for the Seller Interests, Purchaser hereby agrees to pay to each of the Sellers in immediately available funds on the date hereof, a purchase price of $1.00 in the aggregate (the "Purchase Price").

     3.   Representations of Purchaser.

          (a) Investment Intent/Accredited Investor. Purchaser is acquiring the Seller Interests for investment for its own account and not with the view to selling, distributing or transferring the Seller Interests, and Purchaser shall not sell such securities unless such transaction is registered under the Securities Act or is exempt from the registration requirements of the Securities Act or applicable state securities laws. Purchaser is an "accredited investor" within the meaning of Rule 501 of the Securities Act. Purchaser has obtained such information as is necessary to make a fully informed investment decision with respect to the Seller Interests. Purchaser has the business and financial experience to evaluate the merits and risks of an Investment in the Seller Interests and is able to bear the economic risk of an investment in the Seller Interests. Purchaser has the business and financial experience to evaluate the merits and risks of an Investment in the

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     Seller Interests and is able to bear the economic risk of an investment in the Seller Interests for an indefinite period of time.

          (b) Authorization. Purchaser has the power and authority to execute and deliver this Agreement, and all other documents, instruments and other writings, if any, to be executed and/or delivered by or on behalf of Purchaser in connection with the transactions contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     4. Representations of Each Seller. Each Seller represents, warrants and covenants with respect to itself and its own Sellers Interests, and not with respect to the other Seller or the other Seller's Seller Interests, as follows:

          (a) The Seller Interests. Upon payment of the Purchase Price at the closing of this transaction: (i) Purchaser will acquire good and marketable title to the Seller Interests, free and clear of all Liens.

          (b) Authorization. Seller has the legal status to execute and deliver this Agreement as binding obligation of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     5. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles. If any provision of this Agreement is held invalid, the remainder of this Agreement shall not be affected thereby. This Agreement sets forth the entire agreement of the parties, with respect to the subject matter hereof, and no waivers, modifications or amendments shall be effective unless the same are in writing signed by the party to be charged. This Agreement may be executed in counterparts, each of which when so executed shall be deemed by an original, but all of which taken together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed and delivered this Stock
Purchase and Sale Agreement as of the date first written above.

                                      SAMSTOCK/SIT, L.L.C.


                                      /s/ Philip Tinkler
                                      -------------------------
                                      By: Philip Tinkler
                                      Its: Treasurer



                                      SHELI Z. ROSENBERG


                                      /s/ Sheli Z. Rosenberg
                                      -------------------------



                                      ROD F. DAMMEYER


                                      /s/ Rod F. Dammeyer
                                      -------------------------









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